LA JOLLA PHARMACEUTICAL RECEIVES RECOMMENDATION FROM ISS THAT STOCKHOLDERS VOTE IN FAVOR OF
ALL PROPOSALS

SAN DIEGO, CA, November 22, 2005 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that Institutional Shareholder Services has recommended that Company stockholders vote in favor of each of the proposals to be considered at the Company’s Special Meeting of Stockholders to be held on December 2, 2005.

The Company urges stockholders who have not already done so to sign, date and return their proxy card. Stockholders who have questions or need more information about the special meeting should contact the Company’s investor relations department at (858) 646-6615.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

Additional Information; Cautionary Statement

Except for historical statements, this press release contains forward-looking statements, including, without limitation, statements regarding the proposed sale of stock and warrants by La Jolla Pharmaceutical Company. These forward-looking statements involve risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results or events to differ materially from those anticipated. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time.

The Company’s definitive proxy statement with respect to the special meeting of stockholders to be held on December 2, 2005 was filed with the Securities and Exchange Commission on October 27, 2005, and mailed to the Company’s stockholders on or about October 31, 2005. Stockholders are advised to read the definitive proxy statement and all additional materials that the Company files with the SEC because they contain important information relating to the special meeting. Stockholders can obtain a copy of the definitive proxy statement, as well as filings containing information about the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive proxy statement can also be obtained, without charge, by directing a request by mail to La Jolla Pharmaceutical Company, 6455 Nancy Ridge Drive, San Diego, California 92121, Attn: Investor Relations. Telephonic requests should be directed to (858) 646-6649.

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